EXHIBIT 99.1

G1 Therapeutics Announces Appointment of Andrew Perry as Chief Commercial Officer

- Company Also Reports Inducement Grant Under Nasdaq Listing Rule 5635(c)(4) -

RESEARCH TRIANGLE PARK, N.C., August 2, 2021 – G1 Therapeutics, Inc. (Nasdaq: GTHX), a commercial-stage oncology company, today announced the appointment of Andrew Perry as its Chief Commercial Officer (CCO). Mr. Perry replaces Soma Gupta who has left the Company for personal and professional reasons.

“As we continue to evolve as a commercial company and execute on the launch of COSELA™ (trilaciclib), we are excited to announce the addition of Andrew to the G1 Therapeutics Executive Team,” said Jack Bailey, Chief Executive Officer of G1 Therapeutics. “Andrew is a proven leader and strategist with a history of driving consistent performance and commercial success; his extensive capabilities and depth of experience in launching and growing brands in multiple areas including oncology will be essential as we seek to maximize the value of COSELA in extensive-stage small cell lung cancer.”

Mr. Bailey continued, “Finally, on behalf of G1, I want to thank Soma for her contributions to the planning and launch of COSELA. We wish her the best going forward.”

Mr. Perry brings nearly 25 years of leadership experience in product commercialization and managed markets to G1, having led multiple successful product launches and growing brands. He most recently served as Vice President, US Marketing at ViiV Healthcare NA, a joint venture majority-owned by GlaxoSmithKline. In this role, he was responsible for leading the marketing organization across HCP and patient channels to drive sales of the ViiV US portfolio, including oral and long-acting injectable products. There, he launched multiple products and managed two co-commercialization agreements. Prior to ViiV, Mr. Perry spent over 16 years at GlaxoSmithKline in positions of increasing responsibility, culminating in his tenure as Field Vice President, National Accounts, US Managed Markets & Government Affairs. He holds a Master of Science degree in Health Economics and Management from the University of Sheffield (England), and a Master of Arts degree in English Literature and Philosophy from the University of Glasgow (Scotland).

In connection with Mr. Perry’s appointment, the company is reporting an inducement option grant under Nasdaq Listing Rule 5635(c)(4). The compensation committee of the G1 Board of Directors has approved a non-qualified stock option award to purchase an aggregate of 300,000 shares of G1’s common stock to Mr. Perry. The option was granted outside of G1’s Amended and Restated 2017 Employee, Director and Consultant Equity Plan as an inducement material to Mr. Perry’s acceptance of employment with G1. The stock option will have an exercise price equal to the closing price of G1’s common stock on August 16, 2021. The option has up to a ten-year term and vests over four years, with 25% of the award vesting on the first anniversary of his employment, and as to an additional 1/48th of the shares monthly thereafter, subject to Mr. Perry’s continued service through the applicable vesting dates (subject to the terms and conditions of the stock option agreement covering the grant).

About G1 Therapeutics

G1 Therapeutics, Inc. is a commercial-stage biopharmaceutical company focused on the development and commercialization of next generation therapies that improve the lives of those affected by cancer, including the Company’s first commercial product, COSELA™ (trilaciclib). G1 has a deep clinical pipeline and is executing a tumor-agnostic development plan evaluating COSELA in a variety of solid tumors, including colorectal, breast, lung, and bladder cancers. G1 Therapeutics is based in Research Triangle Park, N.C. For additional information, please visit www.g1therapeutics.com and follow us on Twitter @G1Therapeutics.

G1 Therapeutics™ and the G1 Therapeutics logo and COSELA™ and the COSELA logo are trademarks of G1 Therapeutics, Inc.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements in this press release include, but are not limited to, those relating to the future value of COSELA (trilaciclib) and the company’s ability to ensure broad availability. Each of these forward-looking statements involves risks and uncertainties. Factors that may cause the company’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in the company’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein and include, but are not limited to, the company’s dependence on the commercial success of COSELA; the development and commercialization of new drug products is highly competitive; the company’s ability to complete clinical trials for, obtain approvals for and commercialize any of its product candidates; the company’s initial success in ongoing clinical trials may not be indicative of results obtained when these trials are completed or in later stage trials; the inherent uncertainties associated with developing new products or technologies and operating as a development-stage company; and market conditions. Except as required by law, the company assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

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Contact:

Will Roberts

Vice President, Investor Relations & Corporate Communications

919-907-1944

wroberts@g1therapeutics.com

Rebecca Levine

Director, Corporate Communications and Public Relations

(919) 667-8711

rlevine@g1therapeutics.com

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